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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                     Flagstone Reinsurance Holdings Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G3529T105
                                    ---------
                                 (CUSIP Number)

                                December 31, 2009
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X]      Rule 13d-1(b)
                  [ ]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. G3529T105                    13G                     Page 2 of 9 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Neuberger Berman Group LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       5,657,818 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH:                 ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            5,657,818 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,657,818 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.8 % (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                            -----------------
CUSIP No. G3529T105                    13G                     Page 3 of 9 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           NB Alternatives Advisers LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       5,657,818 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH:                 ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            5,657,818 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,657,818 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.8 % (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                            -----------------
CUSIP No. G3529T105                    13G                     Page 4 of 9 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           NB C-Investment Partners LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       4,705,737 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH:                 ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,705,737 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,705,737 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.7 % (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                            -----------------
CUSIP No. G3529T105                    13G                     Page 5 of 9 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           NB Co-Investment Associates LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       4,705,737 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH:                 ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,705,737 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,705,737 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.7 % (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    Flagstone Reinsurance Holdings Limited

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    Crawford House
                    23 Church Street
                    Hamilton HM 11, Bermuda

Item 2(a)           Name of Person Filing:
                    ---------------------

                    This statement is filed by: (i) Neuberger Berman Group LLC ("NBG") with respect to shares of Common Stock, Par Value $0.01 Per Share (the "Shares") of the Issuer beneficially owned by NB Co-Investment Partners LP ("NB Partners") and certain affiliated investment funds of NBG, (ii) NB Alternatives Advisers LLC ("NB Alternatives") with respect to Shares owned by NB Partners and certain affiliated investment funds of NBG, (iii) NB Partners with respect to Shares owned by it, and (iv) NB Co-Investment Associates LP ("NB Associates") with respect to Shares owned by NB Partners.

                    NB Partners (f/k/a Lehman Brothers Co-Investment Partners L.P.), NB Associates (f/k/a Lehman Brothers Co-Investment Associates L.P.) and certain other reporting persons, filed a Schedule 13D with the Securities and Exchange Commission on February 14, 2008 with respect to the Shares. On May 4, 2009, NBG acquired from Lehman Brothers Holdings Inc. various assets and businesses, including NB Alternatives and NB Associates.

                    NBG, NB Alternatives, NB Partners and NB Associates have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

Item 2(b)           Address or Principal Business Office:
                    ------------------------------------

                    The address of the principal business office of each reporting person is 605 Third Avenue New York, New York 10158.

Item 2(c)           Citizenship:
                    -----------

                    Each of NBG and NB Alternatives is a Delaware limited liability company. Each of NB Partners and NB Associates is a Delaware limited partnership.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, Par Value $0.01 Per Share

Item 2(e)           CUSIP Number:
                    ------------

                    G3529T105

Item 3 This statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), the person filing is a (j) "Group," in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4              Ownership:
                    ---------

                    The percentages used herein are calculated based upon the 82,864,844 Shares issued and outstanding as of November 2, 2009, as reported on the Issuer's quarterly report filed on Form 10-Q filed with the Securities and Exchange Commission by the Issuer for the quarter ended September 30, 2009.

                    As of the close of business on December 31, 2009:

                    1. NBG
                    (a) Amount beneficially owned: 5,657,818
                    (b) Percent of class: 6.8 %
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 5,657,818
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    5,657,818

                    2. NB Alternatives
                    (a) Amount beneficially owned: 5,657,818
                    (b) Percent of class: 6.8 %
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 5,657,818
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    5,657,818

                    3. NB Partners
                    (a) Amount beneficially owned: 4,705,737
                    (b) Percent of class: 5.7 %
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 4,705,737
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    4,705,737

                    4. NB Associates
                    (a) Amount beneficially owned: 4,705,737
                    (b) Percent of class: 5.7 %
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 4,705,737
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    4,705,737

                    NBG, NB Alternatives and NB Associates own directly no Shares. Pursuant to investment management agreements, NB Alternatives maintains investment and voting power with respect to the securities held by NB Partners and certain affiliated investment funds. NB Associates is the general partner of NB Partners and may be deemed to have beneficial ownership of the securities held by NB Partners. NBG controls each of NB Alternatives and NB Associates. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of NBG and NB Alternatives may be deemed to beneficially own 5,657,818 Shares (constituting approximately 6.8 % of the Shares outstanding). Each of NBG and NB Alternatives disclaims beneficial ownership of any of the securities covered by this statement.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 16, 2010

Neuberger Berman Group LLC


By: /s/ Kevin Handwerker
   -----------------------------------------
Name:   Kevin Handwerker
Title:  General Counsel

NB Alternatives Advisers LLC


By: /s/ Kevin Handwerker
   -----------------------------------------
Name:   Kevin Handwerker
Title:  General Counsel

NB Co-Investment Partners LP


By: /s/ Sean Ward
   -----------------------------------------
Name:   Sean Ward
Title:  Vice President

NB Co-Investment Associates LP


By: /s/ Sean Ward
   -----------------------------------------
Name:   Sean Ward
Title:  Vice President